China Solar & Clean Energy Solutions, Inc. Closed Financing to Raise $11.3 Million in Private Placement

LOS ANGELES and BEIJING, March 3, 2008-- China Solar & Clean Energy Solutions, Inc. (OTC Bulletin Board: CSOL - News) (the “Company”), a premier manufacturer and distributor of solar water heaters, space heating devices and renewable energy solutions in the People's Republic of China (the "PRC"), today announced that on February 29, 2008 it closed its recently announced financing, issuing approximately 4.7 million shares of common stock at a purchase price of $2.40 per share, for gross proceeds of approximately US$11.3 million.

For more detailed information on the financing referred to in this release, reference is made to the Company’s Current Report on Form 8-K filed on February 26, 2008.

About China Solar & Clean Energy Solutions, Inc.

China Solar & Clean Energy Solutions, Inc. operates through its wholly owned subsidiaries Bazhou Deli Solar Heating Energy Co. Ltd., Beijing Deli Solar Technology Development Co., Ltd. and its 51% ownership in Tianjin Huaneng Energy Equipment Company, all of which are located in the PRC. The Company manufactures and distributes hot water and space heating devices to customers in the PRC, in addition to waste heat recovery systems. For more information, please visit http://www.cn-cse.com.

Safe Harbor Statement:

Certain statements in this news release may contain forward-looking information about China Solar & Clean Energy Solutions, Inc. and its subsidiaries’ business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, market and customer acceptance and demand for products, ability to market products, fluctuations in foreign currency markets, the use of estimates in the preparation of financial statements, the impact of competitive products and pricing, the ability to develop and launch new products on a timely basis, the regulatory environment, fluctuations in operating results, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. China Solar & Clean Energy Solutions, Inc. undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information, please contact:

Matthew Hayden
HC International, Inc.
Tel: +1-858-704-5065
Email: matt@haydenir.com